EXHIBIT 19.1

APRIL 2023

SOBR SAFE, INC.

INSIDER TRADING POLICY

APRIL 2023

TABLE OF CONTENTS

I.	Purpose of this Policy	1

II.	Application of this Policy	1

III.	Administration of this Policy	2

IV.	Material Non-Public Information and Tipping	2

V.	Trading in SOBR Safe’s Securities	4

VI.	Trading in Securities of Other Companies	7

VII.	Prohibited and Limited Transactions	8

VIII.	Special Types of Permitted Transactions	9

IX.	Termination of Employment or Engagement	10

X.	Reporting Policy Violations	10

XI.	Additional Guidelines, Insider and Other Reporting Requirements	11

XII.	Penalties	11

	Schedule A – Definitions

	Schedule B – Examples of Material Information

APRIL 2023

SOBR SAFE, INC.

INSIDER TRADING POLICY

I. Purpose of this Policy

SOBR Safe, Inc. is committed to compliance with the laws, rules and regulations by which we are governed, including all applicable U.S. and other securities laws and regulations, and we take insider trading very seriously. In the course of performing your duties and responsibilities for SOBR Safe, Inc., you may at times have information about us that is not generally available to the public. Because of your relationship with us, applicable U.S. and other securities laws and regulations prohibit you from trading in our securities if you are aware of material non-public information about SOBR Safe, or from providing material non-public information to others who may trade on the basis of that information.

We have therefore established this Insider Trading Policy (this “Policy”) to provide guidance and assistance to our directors, officers, employees and other individuals in complying with applicable prohibitions on insider trading and other related activities. In this Policy, SOBR Safe, Inc. and our subsidiaries, affiliates and joint ventures, wherever located, are referred to as “SOBR Safe,” “we,” “our” or ”us.”

II. Application of this Policy

This Policy applies to all of our directors, officers and employees and other persons considered to have a “special relationship” with SOBR Safe. Additionally, this Policy applies to any family member and any other person who has a relationship with you (legal, personal or otherwise) that might reasonably result in that person’s transactions being attributable to you, including any legal entities that are influenced or controlled by you, such as any corporations, partnerships or trusts, or other persons in a special relationship with you. For the purposes of this Policy, your “family members” include a spouse, partner or relative (a) who resides in the same household as you, (b) is financially dependent on you or (c) whose transactions in our securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in our securities). In this Policy, when we refer to “you” or “your,” we are also referring to and including your family members and entities described above. Please also review the relevant definitions set out in Schedule A of this Policy.

You are responsible for ensuring that you comply with this Policy at all times, and you are personally responsible for the actions of your family members or other persons with whom you have a relationship who are subject to this Policy. If you or they violate this Policy, then we may take disciplinary action against you, up to and including dismissal.

APRIL 2023

Training

SOBR Safe will educate all new directors, officers and employees about the matters contemplated by this Policy and, on an on-going basis, will ensure that all directors, officers and employees are aware of their obligations to comply with it.

Periodic Review of this Policy

When your employment or association with SOBR Safe begins, you must sign an acknowledgement form confirming that you have read and understand this Policy and agree to abide by its provisions. You will be asked to make similar acknowledgements and participate in training on a periodic basis.

Failure to read or understand this Policy or sign any acknowledgement form or participate in training does not excuse you from compliance with this Policy.

III. Administration of this Policy

Our Compliance Officer is responsible for the administration of this Policy. The Compliance Officer will be an Officer and member of the Company Management Team designated as such by the Chief Executive Officer from time to time. All determinations and interpretations by the Compliance Officer will be final and not subject to further review. The Compliance Officer’s approval of a transaction submitted for pre-clearance (as set out in this Policy) does not constitute legal advice, does not constitute confirmation that you do not possess material non-public information, and does not relieve you of any of your legal obligations. Your compliance with this Policy is of the highest importance for you and SOBR Safe.

Dissemination

A copy of this Policy will be provided in the appropriate language to all SOBR Safe personnel. This Policy will also be maintained online on our intranet website.

Questions and Guidance

If you have any questions about this Policy, including its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer.

IV. Material Non-Public Information and Tipping

Prohibited Disclosure

You are prohibited by law from disclosing material non-public information about SOBR Safe to third parties (otherwise known as “tipping”) before its public disclosure and dissemination by SOBR Safe. Therefore, you should exercise care when speaking with other personnel who do not have a “need to know” and when communicating with family, friends and others who are not associated with us, even if they are also subject to this Policy.

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To avoid even the appearance of impropriety, please refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. This concept of unlawful tipping includes passing on information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss.

In an effort to prevent unauthorized disclosure of our information, you are also prohibited from posting or responding to any posting on or in Internet message boards, chat rooms, discussion groups, or other publicly accessible forums, with respect to us. Keep in mind that any inquiries about us should be directed to our Investor Relations department.

Disclosure of material non-public information in the necessary course of business may be permitted in limited situations if the person receiving the information understands both that it must be kept confidential (which should be confirmed in writing in appropriate circumstances) and that they cannot buy or sell SOBR Safe securities until the information has been generally disclosed. You should contact the Compliance Officer if you believe any such disclosure is appropriate under the circumstances and you must receive prior written approval from the Compliance Officer before making such disclosure.

What is “Material Information?”

In all cases, you are responsible for determining whether or not information that is in your possession from time to time is considered material information under applicable securities laws. In this Policy, “material information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell SOBR Safe securities, or that affects, or would reasonably be expected to affect, the market price or value of SOBR Safe’s securities (or, in the case of information about another company, such other company’s securities), whether it is positive or negative.

Material information includes both material facts and material changes. A “material fact” is a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of our securities. A “material change” is a change in our business, operations or capital that would reasonably be expected to have a significant effect on the market price or value of our securities. The decision to implement such a change may itself be a material change if the decision is made by a director or senior officer that believes that our Board of Directors (the “Board”) will likely confirm the decision.

There is no “bright-line” test or other “one-size-fits-all” standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances, and it is often evaluated by enforcement authorities with the benefit of hindsight. However, we have listed some examples of material information in Schedule B. This list is not exhaustive, and you should exercise your own judgment in determining whether information in your possession is material.

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When is Information “Non-Public?”

Information is considered to be “non-public” until certain conditions have been satisfied. In order for information to be considered to have been disclosed to the public, it is necessary to: (a) disseminate the information widely and (b) afford the investing public with sufficient time to absorb the information (typically at least 48 hours, unless you have been advised otherwise). Information generally would be considered widely disseminated if it has been disclosed through newswire services, typically by press release, or if it is contained in our disclosure in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. By contrast, information would not be considered widely disseminated if it is available only to our employees or if it is only available to a select group of analysts, brokers and institutional investors.

What are SOBR Safe “Securities?”

Our “securities” include SOBR Safe’s common shares, options to purchase common shares or any other type of securities that we may issue, including, but not limited to, preferred shares, restricted shares, bonds, notes, debentures, convertible instruments and warrants, as well as derivative securities that are not issued by SOBR Safe (which could include exchange traded put or call options or swaps relating to our securities).

V. Trading in SOBR Safe’s Securities

Prohibited Trading

You are prohibited by law from buying or selling our securities (whether directly or indirectly through family members or other entities) or recommending to others that they buy or sell our securities, while in possession of material non-public information. For further information on what constitutes “material” and “non-public” information, please see Section IV “Material Non- Public Information and Tipping.” This Policy applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information was obtained.

If you are in possession of material non-public information, you may trade in our securities only when you are certain that official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate it (and in any event, only when 48 hours have passed since the information has been widely disseminated, unless you have been advised otherwise). Keep in mind that insider trading is not made permissible merely because material information is reflected in rumors or other unofficial statements in the press or marketplace. You should not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material non-public information.

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There are no exceptions to the prohibitions on trading described in this Policy, except as specifically noted below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. Applicable securities laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. This means that you may have to forego a proposed transaction in our or another company’s securities even if you planned to make the transaction before learning the material non-public information and even though you believe that waiting may cause you to suffer an economic loss or not realize anticipated profit (unless you receive specific prior written approval from the Compliance Officer).

Blackout Periods

SOBR Safe has and may from time to time designate certain periods of time as “Blackout Periods,” which may apply generally throughout our organization or only to specific individuals. Even if no Blackout Period is in effect, keep in mind that you (a) may not trade in our securities or those of another publicly traded company if you are aware of material non-public information about us or such other company, respectively, and (b) must comply with the procedures described in “Pre-Clearance Procedures” below before trading in our securities.

We have established regular Blackout Periods for (a) certain “designated persons” including directors, senior officers and other employees who have access to sensitive information concerning SOBR Safe, such as employees who work in the accounting, finance or investor relations departments or who work closely with executive officers (the “Designated Person Blackout Period”), and (b) all other employees who are not such “designated persons” (the “Non-Designated Person Blackout Period”).

Designated Person Blackout Period

If you are a person subject to a Designated Person Blackout Period, each of you, your family members and any entities controlled by you are prohibited from purchasing or selling or otherwise trading securities of SOBR Safe during the period beginning on the first day of each fiscal quarter or fiscal year end and continuing until the second full trading day following the release of our financial results for such fiscal quarter or fiscal year end.

Non-Designated Person Blackout Period

If you are a person subject to a Non-Designated Person Blackout Period, each of you, your family members and any entities controlled by you are prohibited from purchasing or selling or otherwise trading securities of SOBR Safe during the period beginning on the 30th day before the date of our regularly scheduled release of our financial results for a fiscal quarter or fiscal year end and continuing until the second full trading day following such release of our financial results for a fiscal quarter or fiscal year end.

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If we determine that a special Blackout Period is required (i.e., other than a Designated Person Blackout Period or a Non-Designated Person Blackout Period, as described above), we will send you a confidential memorandum informing you of the applicable special Blackout Period. We will typically not provide a reason for a special Blackout Period. Unless the memorandum states otherwise, you are not permitted to trade in our securities from the time that you receive the memorandum until further notice. You are also not permitted to inform anyone that is not subject to this Policy that a special Blackout Period is in effect.

In certain limited circumstances, the Compliance Officer may grant prior written consent to a director, officer or employee to trade securities during a Blackout Period. See “Pre-Clearance Procedures” below for more information.

Pre-Clearance Procedures

You may not buy, sell, or engage in any other transaction in our securities without first obtaining e-mail pre-clearance from the Compliance Officer to confirm that no Blackout Period is in effect and/ or you are otherwise cleared to affect the proposed transaction. This pre-clearance requirement is designed as a means of enforcing this Policy.

Specifically, we have established the following pre-clearance procedures:

•	Any proposed transaction (unless otherwise specified) should be submitted to the Compliance Officer in writing at least two full trading days in advance of the proposed transaction.

•	A request for pre-clearance of a hedging or similar arrangement described in “Hedging transactions” in Section VII “Prohibited and Limited Transactions” below must be submitted to the Compliance Officer in writing at least five full trading days prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

•	A request for pre-clearance of any arrangements to hold our securities in a margin account or pledge them as collateral described in “Margin accounts and pledged securities” in Section VII “Prohibited and Limited Transactions” below must be submitted to the Compliance Officer in writing at least five full trading days prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

•	Before any trade, the Compliance Officer must confirm to you by e-mail that no Blackout Period is or will be in effect for the period during which the trade is expected to occur and/ or you are otherwise cleared to affect the proposed transaction.

•	Any confirmation must not have been revoked by e-mail notice from the Compliance Officer.

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•	You need to receive a new e-mail confirmation from the Compliance Officer that no Blackout Period is in effect before each trade, whether or not confirmation has been given for a prior trade during which no Blackout Period was in effect.

•	The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If you seek pre-clearance and permission to engage in the transaction is denied, you should refrain from initiating any transaction in our securities, and should not inform any other person of the restriction.

•	You are responsible for ensuring that you do not have material non-public information about us before engaging in a transaction and that you comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, you should carefully consider whether you are aware of any material non-public information about us and should describe fully those circumstances to the Compliance Officer in writing. You should also consider whether you have effected any transactions that must be reported under U.S. or Canadian securities laws.

•	The Compliance Officer may not trade in our securities unless our Chief Executive Officer has approved the trade(s) in accordance with this Policy’s procedures.

The approval by the Compliance Officer of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material non-public information and does not relieve you of any of your legal obligations.

Rule 10b5-1 and Other Pre-Arranged Trading Plans

Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 , as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under U.S. securities laws. If persons subject to this Policy desire to rely on this defense for future trading in our securities, they must first enter into a Rule 10b5-1 trading plan approved in writing by the Compliance Officer.

Persons subject to this Policy may also enter into a pre-arranged structured trading plan or automatic security disposition plan for future trading in our securities, provided such plan complies with applicable securities laws and is approved in writing by the Compliance Officer.

VI. Trading in Securities of Other Companies

If, in the course of working for SOBR Safe, you learn any material non-public information about another company (including a customer or supplier of SOBR Safe), you are prohibited by law from buying or selling that company’s securities, or recommending to others that they buy or sell that company’s securities, until the information becomes public or is no longer material. You must always treat this information as confidential and with the same care required with respect to information relating directly to SOBR Safe.

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VII. Prohibited and Limited Transactions

Certain types of transactions increase our exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, the following types of transactions are prohibited, even if you do not possess material non-public information:

•	Short sales of shares. “Short” sales of shares are transactions where you borrow shares, sell them, and then buy shares at a later date to replace the borrowed shares. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, short sales may reduce a seller’s incentive to seek to improve our performance. For these reasons, short sales of our securities are prohibited. In addition, U.S. securities laws generally prohibit officers and directors from engaging in short sales. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position. See ”Hedging transactions” below for more information.

•	Publicly-traded options. A “put” is an option or right to sell specific shares at a specific price before a set date, and a call is an option or right to buy specific shares at a specific price before a set date. Generally, call options are purchased when one believes that the price of a share will rise, whereas put options are purchased when one believes that the price of a share will fall. Because publicly-traded options have a relatively short term, transactions in options may create the appearance that trading is based on material non- public information. Further, such transactions may indicate a preference for short-term performance at the expense of our long-term objectives. Accordingly, any transactions in put options, call options or other derivative securities are prohibited by this Policy.

•	Short-term trading. Short-term trading of our securities can create a focus on our short- term stock market performance instead of our long-term business objectives. For these reasons, persons subject to this Policy who buy (or sell) our securities in the open market may not sell (or buy) any of our securities of the same class during the six months following the transaction.

•	Hedging transactions. We strongly discourage you from engaging in hedging and monetization transactions. Hedging or monetization transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds. These transactions may permit continued ownership of our securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. When that occurs, a person entering into this type of transaction may no longer have the same objectives as our other shareholders. Any person wishing to enter into such an arrangement must first obtain written pre-clearance from the Compliance Officer, as described in Section V “Trading in SOBR Safe’s Securities.” However, if any hedging transaction is considered a short-sale, it will be prohibited. In any event, no director or officer of SOBR Safe is permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of any SOBR Safe securities granted as compensation or held, directly or indirectly, by such director or executive officer.

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Additional types of transactions are severely limited because they can raise similar issues:

•	Margin accounts and pledged securities. Securities held in a margin account or pledged as collateral can be sold without your consent in certain circumstances. This means that a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information. Consequently, any person wishing to enter into such an arrangement must first obtain written pre-clearance from the Compliance Officer, as described in Section V “Trading in SOBR Safe’s Securities.”

•	Standing and limit orders. We discourage placing standing or limit orders on our securities. Standing and limit orders are orders placed with a broker to sell or purchase shares at a specified price. Similar to the use of margin accounts, these transactions create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when persons subject to this Policy are in possession of material non-public information. Unless standing and limit orders are submitted under approved Rule 10b5-1 plans, or other approved pre-arranged structured trading plans or automatic security disposition plans, if you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser not to trade in our securities at any time and to minimize trading in securities of companies in our industry. This restriction does not apply to investments in publicly available mutual funds.

VIII. Special Types of Permitted Transactions

There are limited situations in which you may buy or sell our securities without restriction under this Policy. Unless otherwise noted below, you may:

•	allow for the vesting of restricted securities (including stock options, performance share units, restricted share units and deferred share units);

•	exercise a tax withholding right with respect to such restricted securities pursuant to which you elect to have us withhold securities to satisfy tax withholding requirements upon vesting (but this does not include market sales of shares);

•	buy or sell our securities pursuant to a Rule 10b5-1 trading plan, pre-arranged structured trading plan or automatic security disposition plan, as described in Section V “Trading in SOBR Safe’s Securities”;

•	buy and sell our securities in accordance with the terms and subject to the restrictions in our Employee Share Purchase Plan; and

•	make bona fide gifts; however, if you (a) have reason to believe that the recipient intends to sell our securities immediately or while you are aware of material non-public information, or (b) the sale by the recipient of our securities occurs during a Blackout Period, then the transaction is not permitted under this Policy.

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IX. Termination of Employment or Engagement

This Policy will continue to apply to you, and any transactions in our securities, even if your employment or services with us are terminated. If you are in possession of material non-public information at the time of termination, you may not trade in our securities until that information is no longer considered non-public or is no longer material.

X. Reporting Policy Violations

You should be alert and sensitive to situations that could result in actions that might violate any laws, rules or regulations or the standards of conduct set out in this Policy. If you believe your own conduct or that of a fellow employee may have violated any such laws, rules or regulations or this Policy, or that such a violation will occur, you should report the matter, in as much detail as possible, to facilitate an appropriate investigation and in accordance with our Whistleblower Policy.

If you are an employee, you should raise the matter with your immediate supervisor. However, if you are genuinely not comfortable raising the matter with your immediate supervisor, or you do not believe he or she will deal with, or has dealt with, the matter properly, you should raise the matter with the Compliance Officer.

Alternatively, reports may be made in accordance with our Whistleblower Policy by letter or email, as follows:

In writing:	Confidential Employee Concern
Attention:	Chair of The Audit Committee c/ o SOBR Safe, Inc.
6400 S. Fiddlers Green Circle, Suite 1400
Greenwood Village, Colorado 80111

By email:	compliance@sobrsafe.com

Directors and officers should report any potential violations of this Policy to the Compliance Officer or the Chair of the Audit Committee.

No individual will suffer adverse consequences for reporting in good faith suspected violations of laws, rules and regulations and/ or violations of this Policy. If you wish to report a suspected violation of this Policy anonymously, you may do so in accordance with our Whistleblower Policy.

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XI. Additional Guidelines, Insider and Other Reporting Requirements

U.S. Securities Laws

If you acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than five per cent of our common shares, you are subject to certain reporting requirements and must file, within 10 days of the acquisition, a report of beneficial ownership with the SEC containing certain prescribed information. If you have questions or require assistance with the filing of a report of beneficial ownership with the SEC, you should contact the Compliance Officer.

Reports of Unauthorized Trading or Disclosure

If you have supervisory authority over any of our personnel, you must immediately report to the Compliance Officer if you become aware of either any trading in our securities by our personnel or any disclosure of material non-public information by our personnel which you have reason to believe may violate this Policy, our Corporate Disclosure Policy and/ or applicable securities laws. The SEC can seek civil penalties against us and our directors and supervisory personnel for failing to take appropriate steps to prevent illegal trading, and so we should be made aware of any suspected violations as early as possible.

XII. Penalties

We take our obligations under applicable securities laws and stock exchange rules very seriously and require the same from you. If you trade in our securities while in possession of material non-public information, you risk a wide range of significant legal penalties under securities and criminal legislation, including fines and imprisonment, civil actions for damages, the requirement to account to us for any benefit or advantage that you received, and administrative sanctions such as cease trade orders. You also create the potential for great embarrassment to SOBR Safe.

While regulatory authorities may concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, U.S. federal securities laws may also impose civil and criminal liability on SOBR Safe (and on our management personally) if we fail to take reasonable steps to prevent illegal insider trading by our personnel. As a result, we may take our own disciplinary actions, up to and including termination. We will also report the matter to the appropriate regulatory authorities.

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SCHEDULE A

Definitions

“director” means a director on our Board of Directors or on a board of any of our subsidiaries.

“employee” means a full-time, part-time, contract or secondment employee of SOBR Safe or of any of our subsidiaries.

“generally disclosed” means disseminated to the public by way of a press release together with the passage of a reasonable amount of time (48 hours, unless otherwise advised that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

“officer” means an officer of SOBR Safe or any of our subsidiaries.

“persons in a special relationship” with SOBR Safe means:

(a)	each director, officer and employee;

(b)	a person who beneficially owns, directly or indirectly, more than 10% of our voting securities or who exercises control or direction over, directly or indirectly, or who has a combination of beneficial ownership of, and control or direction over, directly or indirectly more than 10% of the votes attached to our voting securities (a “10% shareholder”);

(c)	each director, officer or employee of a 10% shareholder;

(d)	each member of an operating or advisory committee of SOBR Safe or any of our subsidiaries;

(e)	each insider , affiliate or associate (as those terms are defined in applicable securities laws) of (i) SOBR Safe, (ii) any person that is proposing to make a take-over bid for our securities or (iii) a person that is proposing (A) to become a party to a reorganization, amalgamation, merger, arrangement or similar business combination with SOBR Safe, or (B) to acquire a substantial portion of SOBR Safe’s property;

(f)	each person that is engaging in or proposes to engage in any business or professional activity with or on behalf of (i) SOBR Safe, (ii) any of our subsidiaries or (iii) a person described in (e)(ii) or (e)(iii) of this definition;

(g)	each person that is a director, officer or employee of a person described in (e)(ii), (e)(iii) or (f) of this definition;

(h)	each person that learned of material information with respect to SOBR Safe while in a relationship described in (a) through (g) of this definition;

(i)	each person that learned of material information with respect to SOBR Safe from a person in a special relationship with SOBR Safe (whether under this paragraph or any of (a) to (h) of this definition) and knew or ought reasonably to have known that the other person was in such a relationship; and

any family member and controlled entity of any individual referred to in (a) through (i) of this definition.

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“reporting insider” means:

(a)	the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, or a 10% shareholder of SOBR Safe or of a major subsidiary of SOBR Safe (as defined in National Instrument 55-104);

(b)	one of our directors, or a director of a 10% shareholder or of one of our major subsidiaries;

(c)	a person or company responsible for one of our principal business units, divisions or functions;

(d)	a 10% shareholder;

(e)	a 10% shareholder based on post-conversion beneficial ownership of SOBR Safe’s securities (meaning beneficial ownership of a security convertible into the SOBR Safe’s securities within 60 days) and the chief executive officer, chief financial officer, chief operating officer and every director of the 10% shareholder based on post- conversion beneficial ownership;

(f)	a management company that provides significant management or administrative services to us or to one of our major subsidiaries and every director, chief executive officer, chief financial officer, chief operating officer and significant shareholder (as defined in National Instrument 55-104) of the management company;

(g)	an individual performing functions similar to the policy-making functions performed by any of the insiders described in (a) through (f) of this definition;

(h)	SOBR Safe, if it has purchased, redeemed or otherwise acquired its own security, for so long as it continues to hold that security; or

(i)	any other insider that (i) in the ordinary course receives or has access to information as to material facts or material changes concerning SOBR Safe before the material facts or material changes are generally disclosed, and (ii) directly or indirectly exercises, or has the ability to exercise, significant power or influence over our business, operations, capital or development.

“trade” includes any purchase, sale or other acquisition, transfer or disposition of securities, including without limitation market option exercises, gifts or other contributions, exercises of stock options granted under our stock plans, sales of shares acquired upon exercise of options and trades made under an employee benefit plan, such as a 401(k) plan, and any other monetization of securities.

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SCHEDULE B

Examples of Material Information

Changes in corporate structure

•	changes in share ownership that may affect control of the company
•	changes in corporate structure such as a pending or proposed reorganizations, amalgamations, mergers, or similar transaction
•	tender offers, take-over bids, issuer bids or insider bids

Changes in capital structure and securities matters

•	the public or private sale of securities
•	planned or proposed repurchases or redemptions of SOBR Safe’s securities
•	planned splits of common shares or offerings of warrants or rights to buy shares
•	any share consolidation, share exchange or stock dividend
•	any change in dividend policy, the declaration of a stock split, or an offering of additional securities
•	receipt of any shareholder proposal in which such shareholder intends to appoint their own slate of directors to the Board ( e.g., a proxy battle)
•	material modifications to the rights of security holders
•	the imposition of a ban on trading in our securities or the securities of another company

Changes in financial results

•	projections of future earnings or losses, or other earnings guidance
•	a significant increase or decrease in near-term earnings prospects
•	material changes to previously announced guidance, or the decision to suspend guidance
•	material shifts in financial circumstances, such as cash flow reductions, major asset write- offs or write-downs
•	material changes in the value or composition of the company’s assets
•	any material change in the company’s accounting policies
•	any material change in our pricing or cost structure
•	any notice that reliance on a prior audit is no longer permissible
•	a change in our audit firm

Changes in business and operations

•	any development that materially affects the company’s resources, reserves, technology, products or markets
•	a significant change in capital investment plans or corporate objectives
•	significant litigation or regulatory action
•	major marketing changes
•	major labor disputes or disputes with major contractors or suppliers
•	significant new contracts, products, patents or services or significant losses of contracts or business
•	significant discoveries by resource companies

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•	changes to the Board or executive management, including the departure of the company’s chief executive officer, chief financial officer, chief operating officer, or president (or persons in equivalent positions)
•	significant related party transactions
•	the commencement of, or developments in, material legal proceedings or regulatory matters
•	waivers of corporate ethics and conduct rules for officers, directors and other key employees
•	the gain or loss of a significant customer or supplier
•	de-listing of the company’s securities or their movement from one quotation system or exchange to another
•	impending bankruptcy or the existence of severe liquidity problems

Acquisitions and dispositions

•	a pending or proposed acquisition or disposition of material assets, property or joint venture interests
•	a pending or proposed material joint venture

Changes in credit arrangements

•	the borrowing or lending of a significant amount of money
•	any mortgaging or encumbering of the company’s assets
•	defaults under debt obligations, agreements to restructure debt or planned enforcement procedures by a bank or any other creditors
•	changes in rating agency decisions
•	significant new credit arrangements

B – 2